Exhibit 4.1
AMENDMENT NO. 5 TO RIGHTS AGREEMENT
This Amendment No. 5 (this "Amendment") is made as of March 16, 2015 to the Rights Agreement, dated as of February 14, 1997, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A. (as successor rights agent to Continental Stock Transfer & Trust Company) (the "Rights Agent"), as amended by Amendment No. 1 thereto, dated as of September 18, 2000, Amendment No. 2 thereto, dated as of December 12, 2001, Amendment No. 3 thereto, dated as of November 16, 2004 and Amendment No. 4 dated as of February 23, 2007 (collectively, the "Rights Agreement").
WITNESSETH
WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the expiration date of the Rights;
WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may amend the Rights Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1.Final Expiration Date. All references in the Rights Agreement and all Exhibits thereto to "March 6, 2017," which is the Final Expiration Date as of immediately prior to this Amendment, shall be replaced with "March 23, 2015".
2.    Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.
4.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
5.    The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.
6.    This Amendment shall be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement executed and/or transmitted electronically will have the same authority, effect and enforceability as an original signature.
7.    This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.
By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

ALEXION PHARMACEUTICALS, INC.

By: /s/ Vikas Sinha
Name: Vikas Sinha
Title: EVP and CFO

ATTESTS:

By: /s/ Michael Greco
Name: Michael Greco
Title: VP of Law and Corporate Secretary

COMPUTER SHARE TRUST COMPANY, N.A., as Rights Agent

By: /s/ Paul R. Capozzi
Name: Paul R. Capozzi
Title: Senior Vice President, Investor Services

ATTESTS:

By: /s/ Michael Armell
Name: Michael Armell
Title: AVP, Relationship Manager